FOR IMMEDIATE RELEASE
DATE: July 26, 2017

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER 2017 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•	Diluted earnings per common share were $0.39 for the quarter ended June 30, 2017 compared to $0.30 for the quarter ended June 30, 2016 and $0.31 for the linked-quarter ended March 31, 2017.

•	Heritage declared a regular cash dividend of $0.13 per common share on July 25, 2017.

•	Return on average assets was 1.21%, return on average equity was 9.54% and return on average tangible common equity was 12.78% for the quarter ended June 30, 2017.

•
Total loans receivable, net, increased $84.6 million, or 3.2%, to $2.72 billion at June 30, 2017 from $2.63 billion at March 31, 2017 and increased $107.1 million, or 4.1%, from $2.61 billion at December 31, 2016.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”) today reported that the Company had net income of $11.8 million for the quarter ended June 30, 2017 compared to $8.9 million for the quarter ended June 30, 2016 and $9.3 million for the linked-quarter ended March 31, 2017. Diluted earnings per common share for the quarter ended June 30, 2017 was $0.39 compared to $0.30 for the quarter ended June 30, 2016 and $0.31 for the linked-quarter ended March 31, 2017.
The Company had net income of $21.1 million for the six months ended June 30, 2017, or $0.70 per diluted common share, compared to $18.0 million, or $0.60 per diluted common share, for the six months ended June 30, 2016.
Brian L. Vance, President and CEO, commented, "We are pleased with our overall financial performance for the second quarter of 2017. Our loan growth rebounded from a traditionally cyclical slow first quarter by posting an annualized net loan growth of 8.3% for the first six months of this year and a year-over-year net loan growth of 8.8%.”
“In addition, this quarter we maintained our net interest margin, excluding incremental accretion on purchased loans, constant at 3.75% versus the linked quarter March 31, 2017 at 3.75% and up four basis points from 3.71% during the second quarter of 2016.”

Balance Sheet
The Company’s total assets increased $105.3 million, or 2.7%, to $3.99 billion at June 30, 2017 from $3.89 billion at March 31, 2017.
Total loans receivable, net of allowance for loan losses, increased $84.6 million, or 3.2%, to $2.72 billion at June 30, 2017 from $2.63 billion at March 31, 2017. The growth in loans receivable was due primarily to increases in commercial business loans of $70.2 million, real estate construction and land development loans of $7.5 million and consumer loans of $5.4 million.
Total deposits increased $47.8 million, or 1.5%, to $3.29 billion at June 30, 2017 from $3.24 billion at March 31, 2017. Non-maturity deposits as a percentage of total deposits decreased to 88.1% at June 30, 2017 from 89.4% at March 31, 2017. The decrease in this ratio was due primarily to an increase in certificates of deposit of $46.1 million, or 13.4%, to $390.3 million at June 30, 2017 from $344.1 million at March 31, 2017. Noninterest bearing demand deposits increased $38.6 million, or 4.4%, to $919.6 million at June 30, 2017 from $881.0 million at March 31, 2017. The $41.3 million increase in NOW accounts during the quarter ended June 30, 2017 was due primarily to a transfer of money market sweep account balances into NOW sweep accounts, which was also the primary reason for the decrease in money market accounts during the quarter.
Federal Home Loan Bank advances increased $44.2 million, or 66.1%, to $110.9 million at June 30, 2017 compared to $66.8 million at March 31, 2017, to partially fund loan growth.
Total stockholders’ equity increased $10.9 million, or 2.2%, to $500.0 million at June 30, 2017 from $489.2 million at March 31, 2017. The increase was primarily due to net income of $11.8 million and a $2.7 million increase in accumulated other comprehensive income, offset partially by cash dividends declared and paid of $3.9 million. The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.5%, 10.5%, 12.1%, and 13.1%, respectively at June 30, 2017, compared to 11.6%, 10.3%, 12.2%, and 13.2%, respectively, at March 31, 2017, and 11.5%, 10.5%, 12.1% and 13.0%, respectively, at June 30, 2016.

Credit Quality
The allowance for loan losses increased $1.2 million, or 3.7%, to $32.8 million for the quarter ended June 30, 2017 from $31.6 million for the linked-quarter ended March 31, 2017. The increase was due primarily to a provision for loan losses of $1.1 million during the quarter ended June 30, 2017 driven primarily by loan growth.
Nonperforming loans to loans receivable, net, decreased slightly to 0.40% at June 30, 2017 from 0.41% at March 31, 2017. Nonaccrual loans increased $96,000, or 0.9%, to $11.0 million ($1.6 million guaranteed by government agencies) at June 30, 2017 from $10.9 million ($1.7 million guaranteed by government agencies) at March 31, 2017. The increase from the linked-quarter was due primarily to new additions to nonaccrual loans of $614,000 of which $427,000 reflects loans previously graded as potentially problem loans, offset partially by net principal reductions of $486,000 and charge-offs of $32,000.
The allowance for loan losses to nonperforming loans was 298.47% at June 30, 2017 compared to 290.47% at the linked-quarter ended March 31, 2017.
Potential problem loans were $84.1 million at June 30, 2017 compared to $82.8 million at March 31, 2017. The $1.3 million, or 1.5%, increase from the linked-quarter was primarily due to additions of loans graded as potential problem loans of $10.8 million, offset partially by net loan payments of $7.6 million, loan grade improvements of $1.4 million, loans transferred to impaired status of $427,000 and charge-offs of $97,000 during the quarter ended June 30, 2017.
The allowance for loan losses to loans receivable, net was 1.19% at both June 30, 2017 and March 31, 2017. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2017. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discounts on these purchased loans was $11.2 million at June 30, 2017 compared to $12.6 million at March 31, 2017.
Net recoveries were $26,000 for the quarter ended June 30, 2017 compared to net charge-offs of $2.4 million for the same quarter in 2016 and net charge-offs of $356,000 for the linked-quarter ended March 31, 2017. The net recoveries for the quarter ended June 30, 2017 were due primarily to commercial and industrial loan net recoveries of $313,000, primarily due to recoveries on two large loans, offset partially by $288,000 in consumer net charge-offs. Consumer net charge-offs were due primarily to small charge-off balances on a large volume of consumer loans.
Nonperforming assets increased $96,000, or 0.8%, to $11.8 million, ($1.6 million guaranteed by government agencies) or 0.29% of total assets, at June 30, 2017, compared to $11.7 million and March 31, 2017 ($1.7 million guaranteed by government agencies) or 0.30% of total assets, at March 31, 2017 reflecting a slight increase in nonperforming loans discussed above. The Bank had $786,000 of other real estate owned at June 30, 2017 and March 31, 2017 as a result of no activity in the other real estate owned portfolio during the quarter ended June 30, 2017.

Operating Results
Net interest income increased $1.1 million, or 3.3%, to $34.2 million for the quarter ended June 30, 2017 compared to $33.1 million for the same period in 2016 and increased $1.0 million, or 3.1%, from $33.1 million for the linked-quarter ended March 31, 2017. Net interest income increased $1.5 million, or 2.2%, to $67.3 million for the six months ended June 30, 2017 compared to $65.8 million for the same period in 2016. The increase in net interest income from the three and six month periods ended June 30, 2016 was primarily due to an increase in average interest earning assets, partially offset by a decrease in the yield on average interest earning assets as average contractual note rates in the loan portfolio declined despite recent increases in interest rates.
The increase in net interest income from the linked-quarter ended March 31, 2017 was due to an increase in average interest earning assets and an increase in the yield on average interest earning assets, partially offset by an increase in the cost of interest bearing liabilities. The increase in the yield on average interest earning assets from the linked-quarter was primarily due to increases in average loan yields and investment yields as a result of increases in market rates, including prime and LIBOR rates from prior periods.
Heritage’s net interest margin for the quarter ended June 30, 2017 decreased eight basis points to 3.92% from 4.00% for the same period in 2016 and increased three basis points from 3.89% for the linked-quarter ended March 31, 2017. The net interest margin for the six months ended June 30, 2017 decreased 11 basis points to 3.91% from 4.02% for the same period in 2016. The changes in net interest margin are primarily impacted by loan yields, including incremental accretion on purchased loans, which is included in the table below.
The loan yield, excluding incremental accretion on purchased loans, was 4.53% for the quarter ended June 30, 2017 compared to 4.59% for the same period in 2016 and 4.52% for the linked-quarter ended March 31, 2017. Loan yield, excluding incremental accretion on purchased loans, was 4.53% for the six months ended June 30, 2017 compared to 4.68% for the same period in 2016. The loan yield for the periods in 2017 as compared to the same periods in 2016 are lowering due to the higher average contractual note rates in the loan portfolio in 2016.
The decreases in net interest margin and loan yields during the three and six month periods ended June 30, 2017 as compared to the same periods in 2016 was also due to decreases in incremental accretion on purchased loans. Incremental accretion decreased $880,000, or 37.3%, to $1.5 million for the quarter ended June 30, 2017 from $2.4 million for the same period in 2016 and decreased $1.5 million, or 36.0%, to $2.7 million for the six months ended June 30, 2017 from $4.1 million for the same period in 2016. The incremental accretion is expected to continue to decrease as the balance of the purchased loans continues to decrease.
As mentioned above, loan yield, excluding incremental accretion on purchased loans, was greater for the quarter ended June 30, 2017 as compared to the linked-quarter ended March 31, 2017 as variable rate loans that use indexes such as the prime and LIBOR rates as a percentage of the loan portfolio increased. The magnitude of the change will depend on the mix of fixed and variable rate loans in the portfolio. At June 30, 2017, gross loan balances totaling $509.7 million, or 18.6% of the total gross loan balances, repriced during the six months ended 2017. The increase in net interest margin from the linked-quarter was also due to an increase in incremental accretion on purchased loans of $311,000, or 26.6%, to $1.5 million for the quarter ended June 30, 2017 from $1.2 million for the quarter ended March 31, 2017 as a result of purchased loan prepayments during the period.

The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Dollars in thousands)
Net interest margin, excluding incremental accretion on purchased loans (1)	3.75%	3.75%	3.71%	3.76%	3.77%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.17%	0.14%	0.29%	0.15%	0.25%
Net interest margin	3.92%	3.89%	4.00%	3.91%	4.02%

Loan yield, excluding incremental accretion on purchased loans (1)	4.53%	4.52%	4.59%	4.53%	4.68%
Impact on loan yield from incremental accretion on purchased loans (1)	0.22%	0.18%	0.38%	0.20%	0.34%
Loan yield	4.75%	4.70%	4.97%	4.73%	5.02%

Incremental accretion on purchased loans (1)	$1,481	$1,170	$2,361	$2,651	$4,140

(1)
As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.

Also impacting net interest margin, excluding incremental accretion on purchased loans, were increases in the yields on investment securities in 2017 as compared to the 2016 periods. The yield on the aggregate investment portfolio increased to 2.25% for the quarter ended June 30, 2017 compared to 1.98% for the quarter ended June 30, 2016 and 2.22% for the linked-quarter ended March 31, 2017 reflecting the effect of the recent rise in interest rates on our adjustable rate investment securities.
To a lesser extent, the cost of interest bearing liabilities has impacted net interest margin, both including and excluding incremental accretion on purchased loans. The cost of interest bearing liabilities increased to 0.31% during the quarter ended June 30, 2017 compared to 0.25% for the quarter ended June 30, 2016 and 0.28% for the linked-quarter ended March 31, 2017. The cost of interest bearing liabilities increased to 0.29% for the six months ended June 30, 2017 compared to 0.25% for the same period in 2016. The increase in costs is a result of increases in market interest rates and an increase in time deposits as a percentage of total deposits.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “We continue to be encouraged by the trending increase in yields on interest earning assets as well as the growth in earning assets. The impact of these increases was somewhat muted by a decrease in the percentage of average loans to average interest earning assets from the prior quarter as well as an increase in the cost of interest bearing liabilities during the quarter. Although we had strong overall loan growth for the quarter, over two-thirds of the growth occurred in the last month of the quarter. This growth will benefit us as we move into the remainder of the year.”
The provision for loan losses was $1.1 million for both the quarters ended June 30, 2017 and June 30, 2016 and $867,000 for the linked-quarter ended March 31, 2017. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate based on the use of a consistent methodology. The increase in the allowance for loan losses for the quarter ended June 30, 2017 was necessary primarily as a result of loan growth during the period.
Noninterest income increased $4.1 million, or 62.2%, to $10.7 million for the quarter ended June 30, 2017 compared to $6.6 million for the same period in 2016 and increased $3.3 million, or 45.1%, from $7.3 million for the linked-quarter ended March 31, 2017. Noninterest income increased $4.4 million, or 32.8%, to $18.0 million for the six months ended June 30, 2017 compared to $13.6 million for the same period in 2016. The increases from the prior periods were due primarily to a $3.0 million gain on sale of loans as a result of the sale during the current quarter of a previously classified purchased credit impaired loan. In addition, service charges and other fees increased $950,000, or 27.3%, to $4.4 million for quarter ended June 30, 2017 from $3.5 million for the same period in 2016 and increased $1.8 million, or

26.5%, to $8.6 million for the six months ended June 30, 2017 from $6.8 million for the same period in 2016 as a result of product changes implemented at the end of 2016. Service charges and other fees increased $213,000, or 5.1%, from $4.2 million for the linked-quarter ended March 31, 2017. The increase in noninterest income for the six months ended June 30, 2017 as compared to the six months ended was offset partially by a $644,000, or 84.6%, decrease in gain on sale of investments as a result of fewer sales during 2017.
Noninterest expense increased $1.3 million, or 5.0%, to $27.8 million for the quarter ended June 30, 2017 compared to $26.5 million for the same period in 2016 and increased $586,000, or 2.2%, from $27.2 million for the linked-quarter ended March 31, 2017. Noninterest expense increased $2.2 million, or 4.1%, to $55.0 million for the six months ended June 30, 2017 compared to $52.8 million for the same period in 2016. The increases from the same periods in 2016 were primarily due to compensation and employee benefits and professional services expenses, partially offset by lower occupancy and equipment and federal deposit insurance premium expenses. The increase from the linked-quarter ended March 31, 2017 was due primarily to increases in compensation and employee benefits. The ratio of noninterest expense to average assets (annualized) was 2.85% for the quarter ended June 30, 2017 compared to 2.87% for the same period in 2016 and 2.85% for the linked-quarter ended March 31, 2017. The ratio of noninterest expense to average assets (annualized) was 2.85% for the six months ended June 30, 2017 compared to 2.89% for the same period in 2016.
Income tax expense was $4.1 million for the quarter ended June 30, 2017 compared to $3.2 million for the comparable quarter in 2016 and $3.1 million for the linked-quarter ended March 31, 2017. Income tax expense was $7.2 million for the six months ended June 30, 2017 compared to $6.3 million for the comparable quarter in 2016. The effective tax rate was 25.6% for the quarter ended June 30, 2017 compared to 26.3% for the comparable quarter in 2016 and 24.9% for the linked-quarter ended March 31, 2017. The effective tax rate was 25.3% for the six months ended June 30, 2017 compared to 26.0% for the comparable period in 2016. The decrease in the effective tax rates during the three and six month periods ended June 30, 2017 from the prior year periods was due primarily to the implementation of ASU 2016-09 on January 1, 2017 whereby the excess tax benefits on option exercises and restricted stock vesting were recognized during the periods. The increase in the effective tax rate from the linked-quarter was due to a lessened impact from the vesting of restricted stock.

Dividends
On July 25, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.13 per common share. The dividend is payable on August 24, 2017 to shareholders of record as of the close of business on August 10, 2017.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on July 26, 2017 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through August 9, 2017, by dialing (800) 475-6701 -- access code 426408.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 59 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	June 30, 2017	March 31, 2017	December 31, 2016
	(In thousands)
Stockholders' equity	$500,048	$489,196	$481,763
Less: goodwill and other intangible assets	125,756	126,079	126,403
Tangible common stockholders' equity	$374,292	$363,117	$355,360

Total assets	$3,990,954	$3,885,613	$3,878,981
Less: goodwill and other intangible assets	125,756	126,079	126,403
Tangible assets	$3,865,198	$3,759,534	$3,752,578

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	June 30, 2017	March 31, 2017	December 31, 2016
Assets
Cash on hand and in banks	$81,912	$74,659	$77,117
Interest earning deposits	42,322	29,713	26,628
Cash and cash equivalents	124,234	104,372	103,745
Investment securities available for sale	790,594	783,021	794,645
Loans held for sale	5,787	9,889	11,662
Loans receivable, net	2,749,507	2,663,704	2,640,749
Allowance for loan losses	(32,751)	(31,594)	(31,083)
Total loans receivable, net	2,716,756	2,632,110	2,609,666
Other real estate owned	786	786	754
Premises and equipment, net	60,603	61,062	63,911
Federal Home Loan Bank stock, at cost	9,083	7,317	7,564
Bank owned life insurance	71,112	70,741	70,355
Accrued interest receivable	11,081	11,237	10,925
Prepaid expenses and other assets	75,162	78,999	79,351
Other intangible assets, net	6,727	7,050	7,374
Goodwill	119,029	119,029	119,029
Total assets	$3,990,954	$3,885,613	$3,878,981

Liabilities and Stockholders' Equity
Deposits	$3,291,250	$3,243,415	$3,229,648
Federal Home Loan Bank advances	110,900	66,750	79,600
Junior subordinated debentures	19,863	19,790	19,717
Securities sold under agreement to repurchase	21,255	21,440	22,104
Accrued expenses and other liabilities	47,638	45,022	46,149
Total liabilities	3,490,906	3,396,417	3,397,218

Common stock	359,535	359,298	359,060
Retained earnings	138,956	131,031	125,309
Accumulated other comprehensive income (loss), net	1,557	(1,133)	(2,606)
Total stockholders' equity	500,048	489,196	481,763
Total liabilities and stockholders' equity	$3,990,954	$3,885,613	$3,878,981

Common stock, shares outstanding	29,928,232	29,942,142	29,954,931

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income:
Interest and fees on loans	$31,500	$30,485	$30,503	$61,985	$60,680
Taxable interest on investment securities	3,141	3,049	2,838	6,190	5,634
Nontaxable interest on investment securities	1,304	1,268	1,193	2,572	2,364
Interest and dividends on other interest earning assets	142	61	58	203	149
Total interest income	36,087	34,863	34,592	70,950	68,827
Interest expense:
Deposits	1,407	1,266	1,242	2,673	2,496
Junior subordinated debentures	249	238	216	487	426
Other borrowings	251	213	49	464	60
Total interest expense	1,907	1,717	1,507	3,624	2,982
Net interest income	34,180	33,146	33,085	67,326	65,845
Provision for loan losses	1,131	867	1,120	1,998	2,259
Net interest income after provision for loan losses	33,049	32,279	31,965	65,328	63,586
Noninterest income:
Service charges and other fees	4,426	4,213	3,476	8,639	6,832
Gain on sale of investment securities, net	117	—	201	117	761
Gain on sale of loans, net	4,138	1,195	1,242	5,333	1,971
Interest rate swap fees	282	133	227	415	363
Other income	1,700	1,808	1,430	3,508	3,639
Total noninterest income	10,663	7,349	6,576	18,012	13,566
Noninterest expense:
Compensation and employee benefits	16,272	16,024	14,898	32,296	30,019
Occupancy and equipment	3,818	3,810	4,111	7,628	7,947
Data processing	2,002	1,915	1,829	3,917	3,621
Marketing	805	807	781	1,612	1,509
Professional services	1,053	1,009	833	2,062	1,678
State and local taxes	639	549	604	1,188	1,211
Federal deposit insurance premium	357	300	528	657	1,020
Other real estate owned, net	21	31	61	52	472
Amortization of intangible assets	323	324	363	647	698
Other expense	2,519	2,454	2,469	4,973	4,671
Total noninterest expense	27,809	27,223	26,477	55,032	52,846
Income before income taxes	15,903	12,405	12,064	28,308	24,306
Income tax expense	4,075	3,089	3,169	7,164	6,320
Net income	$11,828	$9,316	$8,895	$21,144	$17,986

Basic earnings per common share	$0.40	$0.31	$0.30	$0.71	$0.60
Diluted earnings per common share	$0.39	$0.31	$0.30	$0.70	$0.60
Dividends declared per common share	$0.13	$0.12	$0.12	$0.25	$0.23

Average number of basic common shares outstanding	29,756,198	29,703,904	29,668,858	29,730,195	29,670,363
Average number of diluted common shares outstanding	29,839,609	29,752,989	29,681,083	29,794,237	29,683,593

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Performance Ratios:
Efficiency ratio	62.01%	67.23%	66.76%	64.49%	66.55%
Noninterest expense to average assets, annualized	2.85%	2.85%	2.87%	2.85%	2.89%
Return on average assets, annualized	1.21%	0.97%	0.96%	1.09%	0.98%
Return on average equity, annualized	9.54%	7.78%	7.39%	8.68%	7.53%
Return on average tangible common equity, annualized	12.78%	10.51%	10.03%	11.67%	10.25%
Net charge-offs on loans to average loans, annualized	—%	0.05%	0.38%	0.03%	0.30%

	As of Period End
	June 30, 2017	March 31, 2017	December 31, 2016
Financial Measures:
Book value per common share	$16.71	$16.34	$16.08
Tangible book value per common share	$12.51	$12.13	$11.86
Stockholders' equity to total assets	12.5%	12.6%	12.4%
Tangible common equity to tangible assets	9.7%	9.7%	9.5%
Common equity Tier 1 capital to risk-weighted assets	11.5%	11.6%	11.4%
Tier 1 leverage capital to average quarterly assets	10.5%	10.3%	10.3%
Tier 1 capital to risk-weighted assets	12.1%	12.2%	12.0%
Total capital to risk-weighted assets	13.1%	13.2%	13.0%
Net loans to deposits ratio (1)	82.7%	81.5%	81.2%
Deposits per branch	$55,784	$54,973	$51,264
(1) Includes loans held for sale

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Allowance for Loan Losses:
Balance, beginning of period	$31,594	$31,083	$29,667	$31,083	$29,746
Provision for loan losses	1,131	867	1,120	1,998	2,259
Net recoveries (charge-offs):
Commercial business	313	70	(2,055)	383	(3,011)
One-to-four family residential	1	—	1	1	2
Real estate construction and land development	—	10	(1)	10	(71)
Consumer	(288)	(436)	(306)	(724)	(499)
Total net recoveries (charge-offs)	26	(356)	(2,361)	(330)	(3,579)
Balance, end of period	$32,751	$31,594	$28,426	$32,751	$28,426

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Other Real Estate Owned:
Balance, beginning of period	$786	$754	$1,826	$754	$2,019
Additions	—	32	—	32	652
Proceeds from dispositions	—	—	(227)	—	(770)
Gain on sales, net	—	—	32	—	42
Valuation adjustments	—	—	(71)	—	(383)
Balance, end of period	$786	$786	$1,560	$786	$1,560

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Gain on Sale of Loans, net:
Gain on sale of mortgage loans, net	$731	$909	$881	$1,640	$1,479
Gain on sale of SBA loans, net	409	286	361	695	492
Gain on sale of other loans, net	2,998	—	—	2,998	—
Total gain on sale of loans, net	$4,138	$1,195	$1,242	$5,333	$1,971

	As of Period End
	June 30, 2017	March 31, 2017	December 31, 2016
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$8,679	$8,531	$8,580
One-to-four family residential	87	90	94
Real estate construction and land development	2,008	2,008	2,008
Consumer	199	248	227
Total nonaccrual loans(1)(2)	10,973	10,877	10,909
Other real estate owned	786	786	754
Nonperforming assets	$11,759	$11,663	$11,663

Restructured performing loans(3)	$20,364	$19,888	$22,288
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(4)	84,106	82,825	87,762
Allowance for loan losses to:
Loans receivable, net	1.19%	1.19%	1.18%
Nonperforming loans	298.47%	290.47%	284.93%
Nonperforming loans to loans receivable, net	0.40%	0.41%	0.41%
Nonperforming assets to total assets	0.29%	0.30%	0.30%

(1)	At June 30, 2017 and December 31, 2016, $6.5 million and $6.3 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At June 30, 2017 and December 31, 2016, $1.6 million and $2.8 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At June 30, 2017 and December 31, 2016, $224,000 and $682,000 of performing troubled debt restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At June 30, 2017 and December 31, 2016, $3.5 million and $1.1 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	June 30, 2017		March 31, 2017		December 31, 2016
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$659,621	24.0%	$636,286	23.9%	$637,773	24.2%
Owner-occupied commercial real estate	586,236	21.3%	569,316	21.4%	558,035	21.1%
Non-owner occupied commercial real estate	904,195	32.9	874,218	32.8	880,880	33.4
Total commercial business	2,150,052	78.2	2,079,820	78.1	2,076,688	78.7
One-to-four family residential	80,941	2.9	78,509	2.9	77,391	2.9
Real estate construction and land development:
One-to-four family residential	49,479	1.8	52,134	2.0	50,414	1.9
Five or more family residential and commercial properties	135,959	5.0	125,784	4.7	108,764	4.1
Total real estate construction and land development	185,438	6.8	177,918	6.7	159,178	6.0
Consumer	330,215	12.0	324,767	12.2	325,140	12.3
Gross loans receivable	2,746,646	99.9	2,661,014	99.9	2,638,397	99.9
Deferred loan costs, net	2,861	0.1	2,690	0.1	2,352	0.1
Loans receivable, net	$2,749,507	100.0%	$2,663,704	100.0%	$2,640,749	100.0%

	As of Period End
	June 30, 2017		March 31, 2017		December 31, 2016
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$919,576	27.9%	$880,998	27.2%	$882,091	27.3%
NOW accounts	1,031,009	31.3	989,693	30.5	963,821	29.8
Money market accounts	456,819	13.9	519,491	16.0	523,875	16.2
Savings accounts	493,593	15.0	509,126	15.7	502,460	15.6
Total non-maturity deposits	2,900,997	88.1	2,899,308	89.4	2,872,247	88.9
Certificates of deposit	390,253	11.9	344,107	10.6	357,401	11.1
Total deposits	$3,291,250	100.0%	$3,243,415	100.0%	$3,229,648	100.0%

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,657,946	$31,500	4.75%	$2,631,816	$30,485	4.70%	$2,466,963	$30,503	4.97%
Taxable securities	567,066	3,141	2.22	567,318	3,049	2.18	601,499	2,838	1.90
Nontaxable securities (3)	224,719	1,304	2.33	222,266	1,268	2.31	216,947	1,193	2.21
Other interest earning assets	48,335	142	1.18	31,721	61	0.78	39,775	58	0.59
Total interest earning assets	3,498,066	36,087	4.14%	3,453,121	34,863	4.09%	3,325,184	34,592	4.18%
Noninterest earning assets	411,726			426,777			385,820
Total assets	$3,909,792			3,879,898			$3,711,004
Interest Bearing Liabilities:
Certificates of deposit	$363,053	$479	0.53%	$351,300	$416	0.48%	$399,899	$504	0.51%
Savings accounts	497,033	316	0.26	506,159	264	0.21	466,101	165	0.14
Interest bearing demand and money market accounts	1,484,767	612	0.17	1,483,168	586	0.16	1,449,481	573	0.16
Total interest bearing deposits	2,344,853	1,407	0.24	2,340,627	1,266	0.22	2,315,481	1,242	0.22
Junior subordinated debentures	19,822	249	5.04	19,750	238	4.89	19,528	216	4.45
Securities sold under agreement to repurchase	22,852	12	0.21	19,019	10	0.21	19,160	10	0.21
Federal Home Loan Bank advances and other borrowings	107,132	239	0.89	101,130	203	0.81	29,272	39	0.54
Total interest bearing liabilities	2,494,659	1,907	0.31%	2,480,526	1,717	0.28%	2,383,441	1,507	0.25%
Demand and other noninterest bearing deposits	873,314			866,469			811,508
Other noninterest bearing liabilities	44,582			47,213			32,068
Stockholders’ equity	497,237			485,690			483,987
Total liabilities and stockholders’ equity	$3,909,792			$3,879,898			$3,711,004
Net interest income		$34,180			$33,146			$33,085
Net interest spread			3.83%			3.81%			3.93%
Net interest margin			3.92%			3.89%			4.00%
(1)    Annualized

(2)	The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Six Months Ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,644,953	$61,985	4.73%	$2,429,356	$60,680	5.02%
Taxable securities	567,191	6,190	2.20	597,107	5,634	1.90
Nontaxable securities (3)	223,499	2,572	2.32	217,027	2,364	2.19
Other interest earning assets	40,074	203	1.02	50,303	149	0.60
Total interest earning assets	3,475,717	$70,950	4.12%	3,293,793	$68,827	4.20%
Noninterest earning assets	419,210			382,602
Total assets	$3,894,927			$3,676,395
Interest Bearing Liabilities:
Certificates of deposit	$357,209	$894	0.50%	$406,505	$1,028	0.51%
Savings accounts	501,571	581	0.23	464,223	326	0.14
Interest bearing demand and money market accounts	1,483,972	1,198	0.16	1,445,862	1,142	0.16
Total interest bearing deposits	2,342,752	2,673	0.23	2,316,590	2,496	0.22
Junior subordinated debentures	19,786	487	4.96	19,489	426	4.40
Securities sold under agreement to repurchase	20,946	22	0.21	20,623	21	0.20
Federal Home Loan Bank advances and other borrowings	104,148	442	0.86	14,636	39	0.54
Total interest bearing liabilities	2,487,632	3,624	0.29%	2,371,338	2,982	0.25%
Demand and other noninterest bearing deposits	869,910			794,147
Other noninterest bearing liabilities	45,890			30,660
Stockholders’ equity	491,495			480,250
Total liabilities and stockholders’ equity	$3,894,927			$3,676,395
Net interest income		$67,326			$65,845
Net interest spread			3.83%			3.95%
Net interest margin			3.91%			4.02%
(1)    Annualized

(2)	The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Earnings:
Net interest income	$34,180	$33,146	$33,055	$33,606	$33,085
Provision for loan losses	1,131	867	1,177	1,495	1,120
Noninterest income	10,663	7,349	8,186	9,867	6,576
Noninterest expense	27,809	27,223	26,809	26,818	26,477
Net income	11,828	9,316	9,893	11,039	8,895
Basic earnings per common share	$0.40	$0.31	$0.33	$0.37	$0.30
Diluted earnings per common share	$0.39	$0.31	$0.33	$0.37	$0.30
Average Balances:
Total loans receivable, net	$2,657,946	$2,631,816	$2,572,747	$2,526,150	$2,466,963
Investment securities	791,785	789,584	803,344	814,743	818,446
Total interest earning assets	3,498,066	3,453,121	3,412,472	3,383,827	3,325,184
Total assets	3,909,792	3,879,898	3,835,388	3,792,461	3,711,004
Total interest bearing deposits	2,344,853	2,340,627	2,352,070	2,366,150	2,315,481
Demand and other noninterest bearing deposits	873,314	866,469	886,108	844,468	811,508
Stockholders' equity	497,237	485,690	489,502	493,384	483,987
Financial Ratios:
Return on average assets, annualized	1.21%	0.97%	1.03%	1.16%	0.96%
Return on average equity, annualized	9.54%	7.78%	8.04%	8.90%	7.39%
Return on average tangible common equity, annualized	12.78%	10.51%	10.84%	11.99%	10.03%
Efficiency ratio	62.01%	67.23%	65.01%	61.69%	66.76%
Noninterest expense to average total assets, annualized	2.85%	2.85%	2.78%	2.81%	2.87%
Net interest margin	3.92%	3.89%	3.85%	3.95%	4.00%
Net interest spread	3.83%	3.81%	3.78%	3.88%	3.93%

	As of Period End or for the three month periods ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Select Balance Sheet:
Total assets	$3,990,954	$3,885,613	$3,878,981	$3,846,376	$3,756,876
Total loans receivable, net	2,716,756	2,632,110	2,609,666	2,548,766	2,496,175
Investment securities	790,594	783,021	794,645	819,159	815,920
Deposits	3,291,250	3,243,415	3,229,648	3,242,421	3,158,906
Noninterest bearing demand deposits	919,576	880,998	882,091	865,930	820,371
Stockholders' equity	500,048	489,196	481,763	496,012	490,058
Financial Measures:
Book value per common share	$16.71	$16.34	$16.08	$16.56	$16.34
Tangible book value per common share	$12.51	$12.13	$11.86	$12.33	$12.10
Stockholders' equity to assets	12.5%	12.6%	12.4%	12.9%	13.0%
Tangible common equity to tangible assets	9.7	9.7	9.5	9.9	10.0
Net loans to deposits	82.7	81.5	81.2	78.9	79.2
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.19%	1.19%	1.18%	1.17%	1.13%
Nonperforming loans	298.47	290.47	284.93	261.79	205.05
Nonperforming loans to loans receivable, net	0.40	0.41	0.41	0.45	0.55
Nonperforming assets to total assets	0.29	0.30	0.30	0.30	0.41
Net charge-offs (recoveries) on loans to average loans receivable, net	—%	0.05%	0.05%	(0.05)%	0.38%
Other Metrics:
Number of banking offices	59	59	63	63	63
Average number of full-time equivalent employees	753	761	753	738	743
Deposits per branch	$55,784	$54,973	$51,264	$51,467	$50,141
Average assets per full-time equivalent employee	5,190	5,095	5,094	5,141	4,993